Exhibit 99.1

The Kroger Co. Savings Plan

Financial Statements and Supplemental Schedules

For the Years Ended December 31, 2002 and 2001

The Kroger Co. Savings Plan

Table of Contents

Page

Report of Independent Auditors	1

Statements of Net Assets Available for Benefits at December 31, 2002 and 2001	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2002 and 2001	3

Notes to Financial Statements	4-9

Supplemental Schedules*:

Schedule H, line 4i—Schedule of Assets (Held At End of Year) at December 31, 2002	Schedule I

Schedule H, line 4j—Schedule of Reportable Transactions for the Year Ended December 31, 2002	Schedule II

*	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Auditors

To the Administrative Committee of The Kroger Co. Savings Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of The Kroger Co. Savings Plan (the “Plan”) at December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) and Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cincinnati, Ohio

June 27, 2003

The Kroger Co. Savings Plan

Statements of Net Assets Available for Benefits

At December 31, 2002 and 2001

(in thousands)

	2002	2001
Assets
Cash	$1,146	$—

Investments:
Employer Stock Fund	1,045,064	1,528,402
Merrill Lynch Equity Index Trust	184,005	226,708
Merrill Lynch Basic Value Fund	52,476	56,874
Merrill Lynch Global Allocation Fund	22,489	21,602
Merrill Lynch International Index Fund	26,439	26,213
Merrill Lynch Fundamental Growth Fund	118,577	180,506
Merrill Lynch Small Cap Index Fund	22,675	34,879
Merrill Lynch Mid Cap Index Fund	9,623	—
Van Kampen Emerging Growth Fund	48,185	75,526
Van Kampen Emerging Markets Fund	10,284	10,774
Van Kampen American Value Fund	—	3,669
Templeton Foreign Fund	13,486	13,412
AXA Rosenberg US Small Cap Fund	6,268	—
Fixed Income Fund	556,279	452,333
Participant Loans	50,585	53,870
Temporary Investment Fund	613	1,932

Total investments	2,167,048	2,686,700

Receivables:
Participant contributions	3,900	4,565
Employer contributions	6,299	6,972
Accrued income	731	1,143

Total receivables	10,930	12,680

Total assets	2,179,124	2,699,380

Liabilities
Payable for administrative fees	192	175

Total liabilities	192	175

Net assets available for benefits	$2,178,932	$2,699,205

The accompanying notes are an integral part of these financial statements

The Kroger Co. Savings Plan

Statements of Changes in Net Assets Available For Benefits

For the years ended December 31, 2002 and 2001

(in thousands)

	2002	2001
Additions:
Additions to net assets attributed to:
Contributions:
Participants	$140,692	$150,635
Employer	6,712	8,947
Transfer from other plans (see Note 3)	1,393	36,462

	148,797	196,044

Investment income:
Dividends	3,499	7,031
Interest	33,391	30,892
Net depreciation in fair value of investments	(524,359)	(594,484)

Total additions	(338,672)	(360,517)

Deductions:
Deductions from net assets attributed to:
Distributions to participants	181,039	155,530
Administrative fees	562	635

Total deductions	181,601	156,165

Net decrease	(520,273)	(561,682)

Net assets available for benefits:
Beginning of year	2,699,205	3,215,887

End of year	$2,178,932	$2,699,205

The accompanying notes are an integral part of these financial statements

The Kroger Co. Savings Plan

Notes to Financial Statements

1.	Description of the Plan

The following description of The Kroger Co. Savings Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General

The Plan is sponsored by The Kroger Co., an Ohio corporation, and its wholly-owned subsidiaries (collectively, the Company). The Plan is a defined contribution plan covering all employees of the Company who are 21 years of age and older, have been employed 30 days and have completed at least 72 hours of service. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions

Employee contributions to the Plan are limited to the lower of $11,000 or 25% (6% if the participant is a highly compensated employee as defined by the Internal Revenue Service) of the employee’s annual compensation during the period in which they are a participant in the Plan, subject to Internal Revenue Service Code limitations.

At the end of each year, the Company makes a basic matching contribution into the Employer Stock Fund equal to ten percent (10%) of the salary directed by participants to the Employer Stock Fund during the year. A supplemental matching contribution is allocated in proportion to participant contributions directed to all investment funds. This supplemental contribution is automatically invested in the Employer Stock Fund. The supplemental contribution is based on the annual financial results of the Company and determined annually by the Board of Directors. The supplemental contribution ranges from none to 20% of participant contributions. Additionally, there are other employer contributions made in compliance with contracts with employee unions.

In 2002 and 2001, the Company made a matching contribution but did not make a supplemental contribution.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and an allocation of the Company’s matching contribution, supplemental contribution (if any), Plan earnings or losses, and other adjustments as defined in the Plan. Allocations are based on participant earnings/losses of account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

All accounts of a participant are fully vested at all times.

The Kroger Co. Savings Plan

Notes to Financial Statements

Participant Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lowest of 50% of their account balance or $50,000 less the highest outstanding loan balance over the last 12 months. Loan transactions are treated as a transfer from the investment fund to the Participant Loan Fund. Loan terms range from 1-4 years or up to 6 years for the purchase of a primary residence. The loans are collateralized by the balance in the participant’s account and bear interest at a rate of Prime plus 1.5%. The rate is changed quarterly and the Prime rate used for a quarter is the Prime rate on the last business day of the previous quarter. Principal and interest are paid through periodic payroll deductions.

Investment Options

The Plan’s investment options are comprised of The Kroger Co.’s common stock and twelve mutual and collective trust funds.

Payment of Benefits

Participants are entitled to the benefit that could be provided by their contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to their accounts. All retirement (normal retirement age is 65), early withdrawal, and beneficiary death benefits are paid in a lump sum, in a partial lump sum or in installments. Any unclaimed benefits shall be forfeited and applied to pay Plan expenses.

2.	Summary of Significant Accounting Policies

Basis of accounting

The financial statements of the Plan have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United State of America.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investments Valuation and Income Recognition

Investments in equity securities, mutual funds and collective trusts are valued at fair value (quoted market prices where available) or estimated fair values. Investment contracts are valued at contract value (cost plus accrued interest). Wrapper contracts are valued based on information received from a financially responsible third party.

Purchases and sales of securities are recorded on a trade date basis. Gains or losses on sales of securities are based on average cost. Dividends are recorded on the ex-dividend date. Income from other investments is recorded as earned.

The Kroger Co. Savings Plan

Notes to Financial Statements

Payment of Benefits

Benefits are recorded when paid.

Fees and Expenses

The Plan will pay the administrative costs and expenses of the Plan, including the trustee and management fees. Any expenses that are unable to be allocated to participants are paid by the Company.

3.	Transfers from Other Trusts

During 2001, the Payless Super Markets, Inc. Employees Profit Sharing and Savings Plan was merged into the Plan. As a result of this merger, approximately $14 million of participant balances, which includes $.4 million in loan balances, was transferred into the Plan. Also during 2001, participant balances of approximately $22 million were transferred from The Kroger Co. Savings Plan for Bargaining Unit Associates into the Plan.

During 2002, participant balances of approximately $1.4 million were transferred from the Merksamer Jewelers, Inc. Profit Sharing 401(k) Plan into the Plan.

4.	Investments

The following table presents investments that represent 5 percent or more of the Plan’s net assets (in thousands):

	December 31,
	2002	2001
Employer Stock Fund, 67,642 and 73,234 shares, respectively	$1,045,064	$1,528,402
Merrill Lynch Equity Index Trust, 2,937 and 2,813 shares, respectively	184,005	226,708
Merrill Lynch Fundamental Growth Fund, 9,185 and 9,967 shares, respectively	118,577	180,506
Fixed Income Fund, 556,279 and 452,333 shares, respectively	556,279	452,333

The Kroger Co. Savings Plan

Notes to Financial Statements

During 2002 and 2001, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $524,359,000 and $594,484,000 respectively, as follows (in thousands):

	2002	2001
Common stock	$361,626	$479,676
Mutual funds and common and collective trusts	162,733	114,808

	$524,359	$594,484

5.	Nonparticipant-Directed Investments

Investments in the Employer Stock Fund are generated from participant-directed contributions, the Company’s basic matching contribution and the Company’s supplemental matching contribution. Employee and employer amounts included in the Employer Stock Fund cannot be separately determined. Accordingly, the investments in the Employer Stock Fund are considered nonparticipant-directed for disclosure purposes.

The information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments in the Employer Stock Fund is as follows (in thousands):

	December 31,
	2002	2001
Employer Stock Fund	$1,045,064	$1,528,402

	Year Ended December 31,
	2002	2001
Change in net assets in the Employer Stock Fund:
Participant contributions	$65,327	$72,594
Employer contributions	7,194	7,170
Transfer from other plans	—	21,473
Interest	1,675	2,100
Net depreciation	(361,605)	(479,676)
Distributions to participants	(78,090)	(80,309)
Administrative expenses	(275)	(330)
Transfers to other funds, net	(117,564)	(58,807)

	$(483,338)	$(515,785)

The Kroger Co. Savings Plan

Notes to Financial Statements

6.	Investment Contracts

The Plan’s Fixed Income Fund contains various investment contracts which are fully benefit-responsive. A fully benefit-responsive investment provides a liquidity guarantee by a financially responsible third party of principal and previously accrued interest for liquidations, transfers, loans, or withdrawals initiated by Plan participants under the terms of the ongoing Plan. Certain employer-initiated events (i.e., lay-offs, mergers, bankruptcy, Plan termination) are not eligible for the liquidity guarantee.

The following information is presented in the aggregate for the investment contracts (in thousands):

	2002	2001
Fair value	$576,958	$460,092
Crediting interest rates	1.3% to 7.5%	2.1% to 9.7%
Average yield	5.5%	6.5%

The crediting interest rates for the investment contracts are based upon the contract rate or a predetermined formula which factors in duration, market value and book value of the investment. Certain of the crediting rates are adjusted quarterly. The minimum crediting interest rate for these investments is zero.

The fair value of the investment contracts is calculated as the aggregate present value of the underlying cash flows using interest rates quoted for securities with similar duration and credit risk.

7.	Related Party Transactions

The Plan held, at fair value, $1,045,064,089 and $1,528,402,233 of The Kroger Co. common shares at December 31, 2002 and 2001, respectively. The Plan purchased 7,985,752 and 6,831,085 shares of The Kroger Co. common shares at a cost of $146,469,344 and $159,250,319 in 2002 and 2001, respectively. The Plan sold 13,578,478 and 9,133,861 shares of The Kroger Co. commons shares for $254,322,769 and $203,370,248 with a realized gain of $107,711,436 and $96,596,875 in 2002 and 2001, respectively.

Certain Plan investments are shares of mutual funds managed by Merrill Lynch. Merrill Lynch is the trustee and recordkeeper as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for the investment management and recordkeeping services amounted to $561,756 and $635,000 for the years ended December 31, 2002 and 2001, respectively.

The Kroger Co. Savings Plan

Notes to Financial Statements

8.	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of any total or partial termination or discontinuance, the accounts of all affected participants shall remain fully vested and non-forfeitable.

9.	Tax Status

The Plan obtained its latest determination letter on March 18, 1998, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (“IRC”). Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Participant contributions and earnings of the plan are not subject to federal income tax until distribution, at which time they are taxable to the recipient.

The Kroger Co. Savings Plan

Schedule H, line 4i—Schedule of Assets (Held At End of Year)*

at December 31, 2002

(in thousands)

Schedule I

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment, including maturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Current value
	Cash	Cash		$1,146

**	Employer Stock Fund	The Kroger Co. common shares ***	1,407,011	1,045,064

**	Merrill Lynch	Equity Index Trust		184,005
		Basic Value Fund		52,476
		Global Allocation Fund		22,489
		International Index Fund		26,439
		Fundamental Growth Fund		118,577
		Small Cap Index Fund		22,675
		Mid Cap Index Trust		9,623

	Van Kampen	Emerging Growth Fund		48,185
		Emerging Markets Fund		10,284

	Templeton	Foreign Fund		13,486

	AXA Rosenberg	US Small Cap Fund		6,268

	Fixed Income Fund	Guaranteed Investment Contracts (GICs) (variable maturities; interest rates from 1.3% to 5.2%)		85,090

		Synthetic GICs (maturities ranging from May 2003 to August 2011; interest rates from 4.9% to 7.5%)		491,868

		Wrapper contracts for synthetic GICs		(20,679)

		Total Fixed Income		556,279

	Participant loans	Loans to participants (maturities from 1-6 years; interest rates of Prime plus 1.5%, currently 6.25% and 11.25%)		50,585

	Temporary Investment Fund	Temporary Cash Investments		613

		Total		$2,168,194

*	This schedule includes those assets required to be reported under ERISA, Section 2520.103-11 and IRS Form 5500, Schedule H, line 4i.
**	Denotes party-in-interest
***	Investment includes both participant and nonparticipant directed amounts

The Kroger Co. Savings Plan

Schedule H, line 4j—Schedule of Reportable Transactions

For the year ended December 31, 2002

(in thousands) Schedule II

(a) Identity of party involved	(b) Description of asset	(c) Purchase price	(d) Selling price	(e) Lease rental	(f) Expense incurred with transaction	(g) Cost of asset	(h) Current value of asset on transaction date	(i) Net gain or (loss)
Reporting Criterion III	Any series of transactions within the plan year involving securities of the same issue that, when aggregated, involves an amount in excess of five percent of the current value of plan assets.

The Kroger Co.*	Employer Stock Fund	$146,469	—	—	—	$146,469	$146,469	—
		—	362,034	—	—	254,323	362,034	107,711

*Identifies	a transaction with a party-in-interest

The Kroger Co. Savings Plan

for Bargaining Unit

Associates

Report and Financial Statements

For the Years Ended December 31, 2002 and 2001

The Kroger Co. Savings Plan for Bargaining Unit Associates

Table of Contents

Page

Report of Independent Auditors	1-2

Financial Statements:
Statements of Net Assets Available for Benefits at December 31, 2002 and 2001	3

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2002 and 2001	4

Notes to the Financial Statements	5-9

Supplemental Schedule:*
Schedule H, line 4i—Schedule of Assets (Held at End of Year) at December 31, 2002	Schedule I

*	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Auditors

To the Participants and Administrator of the

The Kroger Co. Savings Plan for Bargaining Unit Associates

We have audited the accompanying statements of net assets available for benefits (modified cash basis) of the The Kroger Co. Savings Plan for Bargaining Unit Associates (the “Plan”) as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits (modified cash basis) for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, these financial statements and supplemental schedule were prepared on a modified cash basis of accounting, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended, on the basis of accounting described in Note 2.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule (modified cash basis) of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Cincinnati, Ohio

June 27, 2003

The Kroger Co. Savings Plan for Bargaining Unit Associates

Statements of Net Assets Available for Benefits

At December 31, 2002 and 2001

	2002	2001
Assets
Cash	$18,929	$164

Investments:
Employer Stock Fund	1,304,032	860,431
Merrill Lynch Equity Index Trust	4,361,810	3,870,440
Merrill Lynch Basic Value Fund	1,406,368	1,168,397
Merrill Lynch Global Allocation Fund	311,864	141,871
Merrill Lynch International Index Fund	1,747,835	1,615,644
Merrill Lynch Fundamental Growth Fund	5,965,041	7,230,199
Merrill Lynch Small Cap Index Fund	1,261,177	1,280,418
Merrill Lynch Mid Cap Index Trust	228,790	—
Van Kampen Emerging Growth Fund	3,257,271	4,217,680
Van Kampen Emerging Markets Fund	242,073	177,929
Van Kampen American Value Fund	—	64,249
Templeton Foreign Fund	122,416	52,106
AXA Rosenberg US Small Cap Fund	174,106	—
Fixed Income Fund	11,868,513	8,542,134
Participant loans	1,131,578	834,803
Temporary Investment Fund	1,049	—

Total investments	33,383,923	30,056,301

Net assets available for benefits	$33,402,852	$30,056,465

The accompanying notes are an integral part of these financial statements.

3

The Kroger Co. Savings Plan for Bargaining Unit Associates

Statements of Changes in Net Assets Available for Benefits

For the Years Ended December 31, 2002 and 2001

	2002	2001
Additions:
Investment income:
Net depreciation in fair value of investments	$(6,165,662)	(3,533,511)
Interest and dividends	791,504	655,363

Net investment loss	(5,374,158)	(2,827,148)

Participant contributions	11,042,783	10,705,456

Total additions	5,668,625	7,827,308

Deductions:
Administrative fees	48,323	34,031
Benefit payments to participants	2,273,915	2,303,287
Transfer (see Note 1)	—	24,109,144

Total deductions	2,322,238	26,446,462

Net increase (decrease) in net assets available for benefits	3,346,387	(18,619,154)
Net assets available for benefits, beginning of period	30,056,465	48,675,619

Net assets available for benefits, end of period	$33,402,852	$30,056,465

The accompanying notes are an integral part of these financial statements.

4

The Kroger Co. Savings Plan for Bargaining Unit Associates

Notes to the Financial Statements

1.	Description of the Plan

The following description of the The Kroger Co. Savings Plan for Bargaining Unit Associates (the Plan), formerly known as the Fred Meyer Inc. 401(k) Savings Plan for Collective Bargaining Unit Employees, is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General

The Plan is sponsored by The Kroger Co., an Ohio corporation, and its wholly-owned subsidiaries (collectively, the Company). The Plan is a defined contribution plan covering all employees of the Company who are 21 years of age and older, are covered by a collective bargaining agreement, have been employed 30 days and have completed at least 72 hours of service. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Through December 29, 2000, the Plan was sponsored by Fred Meyer, Inc., a wholly-owned subsidiary of the Company.

Change in Trustee

On December 29, 2000, the assets of the Plan (other than The Kroger Co. common stock) were converted to cash in order to transfer the assets from T. Rowe Price to Merrill Lynch, new trustee and recordkeeper at January 1, 2001. Participant account balances were mapped by investment strategy and transferred effective January 1, 2001 into mutual funds managed by Merrill Lynch. At October 1, 2000, an amendment to the Plan was made to exclude certain union participants of the Plan; a transfer was made from the Plan to The Kroger Co. Savings Plan. As such, effective January 1, 2001, cash of $22,529,983 and participant loans of $1,579,161 were transferred from the Plan into The Kroger Co. Savings Plan.

Contributions

Employee contributions to the Plan are limited to the lower of $11,000 or 25% of the employee’s annual compensation during the period in which they are a participant in the Plan, subject to Internal Revenue Service Code limitations.

Participants may also make rollover contributions representing distributions from other qualified defined benefit or defined contribution plans subject to approval by the Administrative Committee. Participants direct the investment of their contributions into various investment options offered by the Plan. Contributions are subject to certain limitations.

Participant accounts

Each participant’s account is credited with the participant’s contribution and an allocation of Plan earnings or losses. Allocations are based on participant earnings/losses of account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

5

The Kroger Co. Savings Plan for Bargaining Unit Associates

Notes to the Financial Statements

Vesting

All accounts of a participant are fully vested at all times.

Participant loans

Participants may borrow from their account from a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance, whichever is less. The loans are collateralized by the balance in the participant’s account and bear interest at rates that range from 6.25% to 11.00%, which are commensurate with local prevailing rates as determined quarterly by the Plan administrator. Principal and interest is paid ratably through periodic payroll deductions.

Investment options

The Plan’s investment options are comprised of The Kroger Co.’s common stock and twelve mutual and collective trust funds.

Payment of benefits

Participants are entitled to the benefit that could be provided by their contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to their accounts. All retirement (normal retirement age is 65), early withdrawal, and beneficiary death benefits are paid in a lump sum, in a partial lump sum or in installments. Any unclaimed benefits shall be forfeited and applied to pay Plan expenses.

2.	Summary of Significant Accounting Policies

Basis of accounting

The financial statements of the Plan were prepared using the modified cash basis of accounting, which is the equivalent of the accrual basis except that certain income receivable, contributions receivable and other accruals are not recorded. This is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America and is permitted under ERISA.

Use of estimates

The preparation of financial statements in conformity with the modified cash basis of accounting requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

6

The Kroger Co. Savings Plan for Bargaining Unit Associates

Notes to the Financial Statements

Investment valuation and income recognition

The Plan’s investments are stated at fair value. Quoted market prices are used to value investments. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Wrapper contracts are valued based on information received from a financially responsible third party. Purchases and sales of securities are recorded on a trade-date basis. Interest income and dividend income are recorded on the date received by the Plan.

Payment of benefits

Benefits are recorded when paid.

Fees and expenses

The Plan will pay the administrative costs and expenses of the Plan including the trustee and management fees. Any expenses that are unable to be allocated to participants are paid by the Company.

3.	Investments

The following table presents investments that represent 5 percent or more of the Plan’s net assets:

	December 31,
	2002	2001

Merrill Lynch Equity Index Trust, 69,622 and 48,020 shares, respectively	$4,361,810	$3,870,440

Merrill Lynch International Index Fund, 202,765 and 157,164 shares, respectively	1,747,835	1,615,644

Merrill Lynch Fundamental Growth Fund, 462,048 and 399,238 shares, respectively	5,965,041	7,230,199

Van Kampen Emerging Growth Fund, 115,261 and 99,662 shares, respectively	3,257,271	4,217,680

Fixed Income Fund, 11,868,513 and 8,542,134 shares, respectively	11,868,513	8,542,134

7

The Kroger Co. Savings Plan for Bargaining Unit Associates

Notes to the Financial Statements

During the years ended December 31, 2002 and 2001, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $6,165,662 and $3,533,511, respectively, as follows:

	2002	2001
Mutual funds and common and collective trusts	$5,825,488	$3,427,349
Common stock	340,174	106,162

	$6,165,662	$3,533,511

4.	Investment Contracts

The Plan’s Fixed Income Fund contains various investment contracts which are fully benefit-responsive. A fully benefit-responsive investment provides a liquidity guarantee by a financially responsible third party of principal and previously accrued interest for liquidations, transfers, loans, or withdrawals initiated by Plan participants under the terms of the ongoing Plan. Certain employer-initiated events (i.e., lay-offs, mergers, bankruptcy, Plan termination) are not eligible for the liquidity guarantee.

The following information is presented in the aggregate for the investment contracts:

	2002	2001
Fair value	$12,309,711	$8,688,491
Crediting interest rate	1.3% to 7.5%	2.1% to 9.7%
Average yield	5.5%	6.5%

The crediting interest rates for the investment contracts are based upon the contract rate or a predetermined formula which factors in duration, market value and book value of the investment. Certain of the crediting rates are adjusted quarterly. The minimum crediting interest rate for these investments is zero.

The fair value of the investment contracts is calculated as the aggregate present value of the underlying cash flows using interest rates quoted for securities with similar duration and credit risk.

8

The Kroger Co. Savings Plan for Bargaining Unit Associates

Notes to the Financial Statements

5.	Related-Party Transactions

The Plan held, at fair value, $1,304,032 and $860,431 of The Kroger Co. common shares at December 31, 2002 and 2001, respectively. The Plan purchased 56,905 and 45,559 shares of The Kroger Co. common shares at a cost of $1,039,771 and $1,072,244 in 2002 and 2001, respectively. The Plan sold 13,730 and 4,331 shares of The Kroger Co. commons shares for $256,326 and $105,650 with a realized gain (loss) of ($38,127) and $1,908 in 2002 and 2001, respectively.

Certain Plan investments are shares of mutual funds managed by Merrill Lynch. Merrill Lynch is the trustee and recordkeeper as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for the investment management and recordkeeping services amounted to $48,323 and $34,031 for the years ended December 31, 2002 and 2001, respectively.

6.	Priorities Upon Termination of the Plan

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of any total or partial termination or discontinuance, the accounts of all affected participants shall remain fully vested and non-forfeitable.

7.	Tax Status

The Plan obtained its latest determination letter on January 8, 2002, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (IRC). Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Participant contributions and earnings of the Plan are not subject to federal income tax until distribution, at which time they are taxable to the recipient.

9

The Kroger Co. Savings Plan for Bargaining Unit Associates

Schedule H, line 4i—Schedule of Assets (Held at End of Year)*

at December 31, 2002

Schedule I

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment, including maturity date, rate of interest, collateral, par or maturity value	(e) Current value

	Cash	Cash	$18,929

**	Employer Stock Fund	The Kroger Co. common shares	1,304,032

**	Merrill Lynch	Equity Index Trust	4,361,810
		Basic Value Fund	1,406,368
		Global Allocation Fund	311,864
		International Index Fund	1,747,835
		Fundamental Growth Fund	5,965,041
		Small Cap Index Fund	1,261,177
		Mid Cap Index Trust	228,790

	Van Kampen	Emerging Growth Fund	3,257,271
		Emerging Markets Fund	242,073

	Templeton	Foreign Fund	122,416

	AXA Rosenberg	US Small Cap Fund	174,106

	Fixed Income Fund	Guaranteed Investment Contracts (GICs) (variable maturities; interest rates from 1.3% to 5.2%)	1,815,450

		Synthetic GICs (maturities ranging from May 2003 to April 2011; interest rates from 4.9% to 7.5%)	10,494,261

		Wrapper contracts for synthetic GICs	(441,198)

		Total Fixed Income Fund	11,868,513

	Participant loans	Loans to participants (maturities from 1-10 years; interest rates ranging from 6.25% to 11.00%)	1,131,578

	Temporary Investment Fund	Temporary Cash Investments	1,049

		Total	$33,402,852

*	This schedule includes those assets required to be reported under ERISA, Section 2520.103-11 and IRS Form 5500, Schedule H, line 4i.
**	Denotes party-in-interest